Exhibit 99.1

ACCELRYS ANNOUNCES THIRD QUARTER FISCAL YEAR 2010

FINANCIAL RESULTS

Revenue up 7% over previous year

SAN DIEGO, California, February 4, 2010 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the quarter ended December 31, 2009. Revenue for the quarter increased 7% to $22.1 million from $20.6 million for the same quarter of the previous year. Revenue for the nine months ended December 31, 2009 increased 2% to $62.2 million from $61.0 million for the same period of the previous year.

Non-GAAP net income was $2.1 million, or $0.08 per diluted share, for the current quarter compared to non-GAAP net income of $2.5 million, or $0.09 per diluted share, for the same quarter of the previous year. Non-GAAP net income was $7.2 million, or $0.26 per diluted share, for the nine months ended December 31, 2009 compared to non-GAAP net income of $7.4 million, or $0.27 per diluted share, for the same period of the previous year.

GAAP net income was $1.0 million, or $0.04 per diluted share, for both the current quarter and the same quarter of the previous year. GAAP net income was $3.6 million, or $0.13 per diluted share, for the nine months ended December 31, 2009 compared to GAAP net income of $2.3 million, or $0.09 per diluted share, for the same period of the previous year.

The Company’s balance sheet as of December 31, 2009 included cash, cash equivalents, marketable securities and restricted cash of $77.6 million. Deferred revenue at the end of the third quarter was $56.9 million. The Company has no debt outstanding.

“This was a good quarter with solid increase in revenue growth and a sound performance across the business in this our traditionally biggest period,” said Max Carnecchia, President and CEO, Accelrys, Inc. “Our software and services businesses performed well in spite of continuing soft economic conditions, with customers showing continuing support for our leading solutions. We look forward to welcoming many of them to our Global User Group meeting in Boston, May 4-6, 2010.”

Other highlights for the quarter included:

•	A strong performance in our Materials business;

•	A highly successful launch of Materials Studio 5.0, our flagship materials modeling and simulation product; and

•	The appointment of two senior executives, with the arrival of software veterans Michael Piraino as the new Chief Financial Officer, and Paul Burrin as Chief Marketing Officer.

Q3 Fiscal Year 2010 Conference Call

Accelrys will conduct a conference call to discuss its financial results at 5:00 p.m. ET, February 4, 2010. To participate, please dial (866) 393-7459 (+1 (706) 643-4624 outside the United States) and enter the access code, 51743050, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing (800) 642-1687 (+1 (706) 645-9291 outside the United States) and entering access code, 51743050, beginning 8:00 p.m. ET on February 4, 2010 through 11:59 p.m. ET on March 4, 2010.

Non-GAAP Financial Measures

This press release describes financial measures for operating income, net income, and net income per diluted share that exclude share-based compensation expense, purchased intangible assets amortization and restructuring charges (recoveries). These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today to the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, including footnotes):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008
GAAP Operating income	$1,122	$764	$4,046	$2,184
Share-based compensation expense[1]	1,107	1,119	2,916	3,112
Purchased intangible asset amortization[2]	41	381	803	1,143
Restructuring charges (recoveries)[3]	(16)	—	(90)	850

Non-GAAP Operating income	$2,254	$2,264	$7,675	$7,289

GAAP Net income	$979	$1,010	$3,569	$2,323
Share-based compensation expense	1,107	1,119	2,916	3,112
Purchased intangible asset amortization	41	381	803	1,143
Restructuring charges (recoveries)[3]	(16)	—	(90)	850

Non-GAAP Net income	$2,111	$2,510	$7,198	$7,428

GAAP Diluted net income per share	$0.04	$0.04	$0.13	$0.09
Share-based compensation expense	0.04	0.04	0.11	0.11
Purchased intangible asset amortization	—	0.01	0.03	0.04
Restructuring charges (recoveries)[3]	—	—	—	0.03

Non-GAAP Diluted net income per share[4]	$0.08	$0.09	$0.26	$0.27

[1]	Share-based compensation expense is included in our condensed consolidated statements of operations as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008
Cost of revenue	$86	$106	$198	$310
Product development	253	255	704	731
Sales and marketing	305	342	763	810
General and administrative	463	416	1,251	1,261

Total share-based compensation expense	$1,107	$1,119	$2,916	$3,112

[2]	Purchased intangible asset amortization is included in the cost of revenue line in our condensed consolidated statements of operations.
[3]	Restructuring charges (recoveries) are included in the restructuring charges (recoveries) line in our condensed consolidated statements of operations.
[4]	Earnings per share amounts for the nine months ended December 31, 2009 do not add due to rounding.

About Accelrys

Headquartered in San Diego, California, Accelrys develops scientific business intelligence software and solutions for the life sciences, energy, chemicals, aerospace, and consumer products industries. Our customers include many Fortune 500 companies and other commercial entities, as well as academic and government entities. We have a vast portfolio of computer-aided design modeling and simulation offerings which assist our customers in conducting scientific experiments ‘in silico’ in order to reduce the duration and cost of discovering and developing new drugs and materials. Our scientific business intelligence platform underlies most of our computer-aided design modeling and simulation offerings. Our platform can be used with our products, our competitors’ products and our customers’ proprietary predictive science products. Its flexibility, ease-of-use and advanced chemical, text and image analysis and reporting capabilities enable our customers to mine, aggregate, analyze and report scientific data from disparate sources, thereby better utilizing scientific data within their organizations. For more information about Accelrys, please visit our website at http://www.accelrys.com.

Forward-Looking Statements

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements including, but not limited to, statements relating to the Company’s products and prospects are subject to a number of risks and uncertainties. These include risks that the Company will not achieve its anticipated results due to, among other possibilities, an inability to withstand negative conditions in the global economy or a lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties that are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts

Accelrys, Inc.

Michael A. Piraino

Senior Vice President and Chief Financial Officer

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008
Revenue	$22,071	$20,609	$62,200	$61,021
Cost of revenue	4,096	4,385	10,896	11,390

Gross margin	17,975	16,224	51,304	49,631

Operating expenses:
Product development	3,526	3,440	10,980	11,550
Sales and marketing	9,387	8, 815	25,342	25,122
General and administrative	3,956	3,205	11,026	9,925
Restructuring charges (recoveries)	(16)	—	(90)	850

Total operating expenses	16,853	15,460	47,258	47,447

Operating income	1,122	764	4,046	2,184
Interest and other income, net	352	423	620	1,046

Income before taxes	1,474	1,187	4,666	3,230
Income tax expense	495	177	1,097	907

Net income	979	1,010	3,569	2,323

Basic and diluted net income per share	$0.04	$0.04	$0.13	$0.09

Weighted average shares used to compute basic and diluted net income per share
Basic	27,602	27,145	27,470	27,049
Diluted	27,788	27,186	27,704	27,186

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2009	March 31, 2009
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents, and marketable securities[1]	$77,596	$81,769
Trade receivables, net	31,619	21,860
Other assets, net[2]	55,555	56,985

Total assets	$164,770	$160,614

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	14,016	15,427
Total deferred revenue[3]	56,896	57,224
Noncurrent liabilities, excluding deferred revenue	7,213	7,204
Total stockholders’ equity	86,645	80,759

Total liabilities and stockholders’ equity	$164,770	$160,614

[1]

Cash, cash equivalents, and marketable securities consist of the following line items in our consolidated balance sheet: Cash and cash equivalents; Marketable securities; Marketable securities, net of current portion; and Restricted cash

[2]

Other assets, net, consists of the following line items in our consolidated balance sheet: Prepaid expenses, deferred tax assets and other current assets; Property and equipment, net; Goodwill; Purchased intangible assets, net; and Other assets

[3]	Total deferred revenue consists of the following line items in our consolidated balance sheet: Current portion of deferred revenue; and Deferred revenue, net of current portion